Exhibit 99.01

316 California Avenue, Suite 543 Reno, NV 89509 Tel : 888 909-5548 Fax : 888 909-1033

Trading Symbol OTCMKTS: NGLD

NEWS RELEASE

NEVADA CANYON FORMS CARBON STREAMING SUBSIDIARY

Reno, Nevada. February 24, 2022, Nevada Canyon Gold Corp. (OTC Markets: NGLD) (The “Company” or “Nevada Canyon”) is pleased to announce it has formed a wholly owned subsidiary, Canyon Carbon, LLC (“Canyon Carbon”), and in conjunction is engaging Warms Springs Consulting, LLC (WSC) a US-based Certified B Corp. WSC will assist Canyon Carbon with the analysis and evaluation of various carbon credit royalties, and potential carbon streaming investments in carbon offset projects in the Western US, with an emphasis on Nevada.

WSC will initially develop a first phase rangeland carbon credit royalties streaming opportunity analysis providing a high-level evaluation of the technical feasibility and market potential for developing rangeland carbon credit projects in arid mountain-west ecosystems. If feasible, WSC will develop a business plan that would utilize existing rangeland carbon protocols for soil sequestration carbon credit projects. This initial analysis will evaluate the market demand and the potential revenue for rangeland soil carbon sequestration for the mountain-west arid grassland ecosystems, particularly looking at sage grouse habitat where grazing occurs (Idaho, Oregon, Nevada, Utah, etc.). The analysis will also evaluate the potential to couple carbon credits with sage grouse ecosystem credits, and, in this context, look at the royalties streaming business model and the marketability of carbon credits to the mining sector in North America.

WSC team of consultants brings the expertise to support Canyon Carbon in evaluating carbon streaming investment opportunities as well as achieving the Company’s Environmental, Social and Governance (“ESG”) goals. While implementing the best sustainability practices for the mining sector with access to the latest technologies in carbon capture, clean energy (generation, smart distribution and storage), and ecosystem credits.

By utilizing Nevada Canyon’s management team’s extensive governmental, regulatory, and mining industry contacts within Nevada, Canyon Carbon intends to be an emerging player in carbon offset projects with the potential of both compliance and voluntary markets within the state of Nevada, the Western US and throughout North America.

“We see a tremendous opportunity within the Nevada mining industry for carbon credit offset project investments and providing ESG solutions to mining companies,” said Nevada Canyon President and CEO, Jeffrey Cocks, “Carbon credits are already bigger than most commodity markets and will continue to grow. With new government legislations and market pressures for carbon neutrality, this will be a must have for every company. Future demand is already projected to far exceed supply.”

About Warm Springs Consulting

Founded in 2017, by Amber Bieg and Deb LaSalle, Warm Springs Consulting (WSC) is a U.S. based Certified B Corp, that provides sustainability consulting for businesses and governments. WSC’s core staff of passionate sustainability professionals, analysts, engineers, and designers, support clients to build collaborative relationships and solve critical problems. To do so, WSC utilizes both creativity and decades of experience in sustainability, engineering, energy development, environmental compliance, law, communications, strategic planning, stakeholder engagement, policy, technology, finance and economics.

The purpose driven Boise, Idaho-based consulting firm builds integrated strategies for community resilience and sustainability. WSC’s team has led a number of related projects for both public sector and corporate clients. Past and current clients include: Perpetua Resources, Integra DeLamar Mine, Nevada Copper, the University of Utah, the U.S. Air Force and U.S. Department of Energy (DOE), the City of Boise, the City of San Francisco, as well as other companies in manufacturing and mining sectors, along with energy and land developers.

Finally, the Company also confirms it closed as planned, the previously announced (see news release 01-31-22) acquisition of a 2.0-per-cent net smelter returns royalty on the Palmetto Project, located within the southern portion of the Walker Lane gold trend in Nevada.

ON BEHALF OF THE BOARD

“Jeffrey A. Cocks”

Jeffrey A. Cocks

President & CEO

FOR FURTHER INFORMATION PLEASE CONTACT: Nevada Canyon Gold Corp.

(TEL)- (888) 909-5548, (FAX)-(888) 909-1033

Email: info@nevadacanyongold.com

Website: www. nevadacanyongold.com

Forward-Looking Statements

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of exploration, delays in completing various engineering and exploration programs. Specifically, forward-looking statements in this news release include statements with respect to the market demand and the potential revenue associated with rangeland soil carbon, feasibility of investment into carbon credits, and various other factors beyond the Nevada Canyon Gold Corp.’s control. The Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events except as required by applicable securities legislation. Nevada Canyon Gold Corp. is neither an underwriter as the term is defined in Section 2(a)(11) of the Securities Act of 1933, nor an investment company pursuant to the Investment Company Act of 1940. Nevada Canyon Gold Corp. is not an investment adviser pursuant to the Investment Advisers Act of 1940. Nevada Canyon Gold Corp. is not registered with FINRA or SIPC. Investors are advised to carefully review the reports and documents that Nevada Canyon Gold Corp. files from time to time with the SEC, including its Annual Form 10-K for the fiscal year ended December 31, 2020, Quarterly and Current Reports.